Crossroads Liquidating Trust 8-K

Exhibit 99.1

May 15, 2020

RE: CROSSROADS LIQUIDATING TRUST - 2019 ANNUAL REPORT

Dear Crossroads Liquidating Trust Beneficiary:

We filed the Annual Report for Crossroads Liquidating Trust (the “Trust”) on Form 10-K for the year ended December 31, 2019 with the U.S. Securities and Exchange Commission on May 15, 2020. A link to the electronic version of the Form 10-K may be found in the Investor Relations section of our website www.xroadscap.com. We encourage you to read the Form 10-K, which includes business, financial and portfolio investment information regarding Crossroads Liquidating Trust.

The sole purpose of the Trust is to liquidate its assets and distribute the proceeds to its beneficial holders. On September 10, 2019, the Trust made a liquidating distribution of $0.35 per unit. As of the date of this letter, the Trust has made total liquidating distributions of $1.95 per unit. As of December 31, 2019, the net assets in liquidation of the Trust were estimated to be approximately $1,600,000, or $0.17 per unit after taking into account a number of factors with regard to our remaining portfolio and liabilities.

On July 1, 2019, Zoosk, one of our portfolio companies, completed a merger transaction with Spark Networks SE (“Spark”) (NYSE: LOV). The transaction provided the Trust with a combination of cash (including a small deferred cash payment to be made in December 2020) and marketable Spark American Depository Shares (“ADSs”) in exchange for its Zoosk stock. During the fourth quarter of 2019, we completed the sale of our entire position of Spark ADSs. The cash value of the transaction, including the proceeds from the Spark ADSs sales and the expected deferred cash payment, was approximately $2,600,000, or $0.27 per unit.

Less significantly, one of our portfolio companies, Agilyx, redeemed our position in the first quarter of 2020, resulting in a $1,600 consideration for the Trust and no change in our net asset value.

The Trust has three remaining portfolio company investments compared to the eight at the time of conversion into the Trust. The Trust will terminate on June 23, 2020 if not extended by the Trustees if they determine that an extension is reasonably necessary to fulfill the purpose of the Trust. The COVID-19 pandemic has impacted the disposition of our remaining portfolio company investments and, as such, it may be necessary to extend the life of the Trust. We remain dedicated to obtaining the best results for our beneficiaries throughout the liquidation process.

We appreciate your continued confidence and patience as we continue to pursue an orderly liquidation of Crossroads Liquidating Trust’s remaining assets.

Sincerely,

/s/ Andrew Dakos

Andrew Dakos
Trustee

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This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Crossroads Liquidating Trust’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed. Except as required by the federal securities laws, Crossroads Liquidating Trust undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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